CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hillman Capital Management Investment Trust and to the use of our report dated November 28, 2011 on The Hillman Focused Advantage Fund’s (a series of shares of Hillman Capital Management Investment Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

                            BBD, LLP

Philadelphia, Pennsylvania
August 30, 2012